August 24, 2005

EXHIBIT 99.1
FOR IMMEDIATE RELEASE

ITC HOLDINGS CORP. REPORTS SECOND QUARTER 2005 RESULTS
•	Net income for the second quarter of $11.6 million or $0.37 per diluted share

•	Net income for the six months ended June 30, 2005 of $19.5 million, or $0.62 per diluted share

•	$61.5 million invested year to date in property, plant & equipment

•	Completes initial public offering
NOVI, Mich., Aug. 24, 2005 — ITC Holdings Corp. (NYSE: ITC) today announces net income for the second quarter of 2005 of $11.6 million or $0.37 per share on a diluted basis, compared with net income of $1.0 million, or $0.03 per share on a diluted basis for the second quarter of 2004. Net income for the six months ended June 30, 2005 was $19.5 million, or $0.62 per share on a diluted basis compared to a net loss of $1.5 million or $0.05 per share on a diluted basis for the six months ended June 30, 2004.
Operating revenues of $50.7 million for the second quarter 2005 increased by $18.5 million over the same period in 2004. The expiration of a rate freeze on December 31, 2004 for customers of International Transmission Company (“International Transmission”), ITC Holdings’ operating subsidiary, accounts for $13.8 million of this increase. Operating revenues also increased by $4.7 million due to an increase in point-to-point revenues (net of refunded amounts) primarily because International Transmission is no longer required to refund point-to-point revenues earned in 2005. In 2004, 75% of point-to-point revenues earned were refunded to customers. Going forward, customers will get the benefit of point-to-point revenues received in 2005 through a reduction in future calculated rates.
For the six months ended June 30, 2005 operating revenues of $93.2 million increased $33.4 million over the same period in 2004. Of this increase $25.2 million can be attributed to the expiration of the rate freeze on December 31, 2004 and $7.8 million to the increase in point-to-point revenues (net of refunded amounts) due primarily to the elimination of point-to-point revenues refunding in 2005.
For the six months ended June 30, 2005, International Transmission has invested approximately $61.5 million in property, plant and equipment and is expected to meet the guidance we have provided of approximately $100 million of capital investment in 2005.
On July 29, 2005, ITC Holdings Corp. successfully closed its initial public offering of 14.375 million shares, which consisted of 2.5 million shares offered by ITC Holdings Corp. and 11.875 million shares offered by the selling stockholder.
Joseph Welch, President and Chief Executive Officer of ITC Holdings Corp. said, “We are pleased to report strong financial performance in our first reporting period as a publicly traded company.”
Mr. Welch continued, “We have built a business that generates predictable revenues and income. Variability in weather or operating costs can change earnings in any period but do not impact us over the long-run because International Transmission’s FERC approved rate setting mechanism compensates for these effects in subsequent rate setting periods. As a company, our focus is on removing congestion to reduce the overall cost of delivered energy to customers and improve the operation and reliability of our system.”
More detail about the results of the second quarter may be found in ITC Holdings Corp.’s Form 10Q filing. Once filed with the SEC, an electronic copy of the 10Q may be found at the company’s website at

August 24, 2005

investor.itc-holdings.com. Hard copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp.’s operating subsidiary, International Transmission Company, is the first independently owned and operated electricity transmission company in the United States. International Transmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the International Transmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area.
Safe Harbor Statement
This press release contains certain statements that describe ITC Holdings Corp.’s and International Transmission Company’s (collectively, the “Company”) beliefs concerning future business conditions and prospects, growth opportunities and the outlook for the Company and the electric transmission industry based upon information currently available. Wherever possible, the Company has identified these forward-looking statements by words such as “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions the Company believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, the risk factors listed in ITC Holdings Corp.’s registration statement on Form S-1, as amended (File No. 3330123657), and the following: (i) the Company’s ability to obtain regulatory approval for rate adjustments in response to changing circumstances and changes in laws or regulations affecting us; (ii) restrictions imposed by laws, including the Federal Power Act of 1935 and the Energy Policy Act of 2005, or regulations affecting the Company; (iii) changes in the nature or the composition of the transmission grid in surrounding areas, location of generation assets within ITC’s service territory and in surrounding regions and the impact of electricity flows on the transmission system; (iv) any changes in the Company’s regulatory construct; (v) the stability of Detroit Edison, the Company’s primary customer, or deregulation affecting Detroit Edison; (vi) protracted generation outages; (vii) potential environmental liabilities; (viii) hazards related to the Company’s business; (ix) damage to the Company’s assets or the Company’s ability to serve the Company’s customers, market disruptions and other economic effects as a result of terrorism, military activity or war and action by the United States and other governments in reaction thereto; (x) higher property tax assessments from various municipalities; (xi) decrease in revenues due to lower monthly peak transmission loads; and (xii) other risk factors discussed herein and listed from time to time in the Company’s public filings with the Securities and Exchange Commission. New factors emerge from time to time. The Company cannot predict what factors may arise or how such factors may cause its results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statements are made. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Media contact: Lisa Aragon: 248.835.9300, laragon@itctransco.com
Investor/Analyst contact: Don Hourican: 248.374.7015 (IR hotline), dhourican@itctransco.com

August 24, 2005

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets	$59,121	$44,427
Property, plant and equipment- net	563,370	513,684
Other assets	245,657	250,736

TOTAL ASSETS	$868,148	$808,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$61,259	$71,544
Other liabilities	70,040	57,278
Long-term debt	520,049	483,423

STOCKHOLDERS’ EQUITY	216,800	196,602

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$868,148	$808,847

August 24, 2005

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
OPERATING REVENUES	$50,718	$32,189	$93,178	$59,733
OPERATING EXPENSES
Operation and maintenance	9,869	5,812	16,391	12,206
General and administrative	4,725	6,415	10,011	12,863
Depreciation and amortization	8,154	7,358	16,172	14,324
Taxes other than income taxes	3,820	5,275	8,119	10,699

Total operating expenses	26,568	24,860	50,693	50,092
OPERATING INCOME	24,150	7,329	42,485	9,641

OTHER EXPENSES (INCOME)
Interest expense	7,154	6,405	14,008	12,696
Allowance for equity funds used in construction	(891)	(385)	(1,471)	(703)
Other income	(163)	(259)	(468)	(271)
Other expense	82	47	258	84

Total other expenses (income)	6,182	5,808	12,327	11,806

INCOME (LOSS) BEFORE INCOME TAXES	17,968	1,521	30,158	(2,165)
INCOME TAX PROVISION (BENEFIT)	6,352	556	10,672	(712)

NET INCOME (LOSS)	$11,616	$965	$19,486	$(1,453)

Basic earnings (loss) per share	$0.38	$0.03	$0.64	$(0.05)
Diluted earnings (loss) per share	$0.37	$0.03	$0.62	$(0.05)

Weighted-average basic shares	30,341,967	30,179,648	30,341,967	30,169,356
Weighted-average diluted shares	31,243,808	30,626,194	31,262,592	30,169,356